UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 21, 2006

Eagle Materials Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-12984 (Commission File Number)	75-2520779 (IRS Employer Identification No.)

3811 Turtle Creek Blvd., Suite 1100, Dallas, Texas		75219
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number including area code: (214) 432-2000

Not Applicable
(Former name or former address if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.

     On April 21, 2006, the Compensation Committee of the Board of Directors of Eagle Materials Inc. (the “Company”) approved the annual incentive bonus of the Company’s President and Chief Executive Officer and the other executive officers who are expected to be named in the summary compensation table of the Company’s 2006 Proxy Statement.

     With respect to Messrs. Steven R. Rowley (President and Chief Executive Officer), Arthur R. Zunker, Jr. (Senior Vice President - Finance and Treasurer) and James H. Graass (Executive Vice President, General Counsel and Secretary), the annual incentive bonuses were made pursuant to the Company’s Salaried Incentive Compensation Program for the Fiscal Year 2006. Under this plan, a percentage of operating earnings is designated as a pool for bonuses, with each participating executive being assigned a percentage of such pool. For Fiscal Year 2006, which ended March 31, 2006, 1.2% of operating earnings was allocated for annual incentive bonuses for participating executives. The amount of the bonus paid to an executive is based on the level of the Company’s operating earnings, the percentage of the pool designated for such executive and an assessment of such executive’s performance relative to his/her goals and objectives for Fiscal Year 2006. With respect to Messrs. Gerald J. Essl (Executive Vice President - Cement/Concrete and Aggregates) and David B. Powers (Executive Vice President - Gypsum), the annual incentive bonus is calculated based on the performance of the executive’s operating group as well as the executive’s individual performance relative to his goals and objectives for Fiscal Year 2006. The annual incentive bonuses for such executive officers for Fiscal Year 2006 were: Steven R. Rowley ($1,187,548); David B. Powers ($755,833), Arthur R. Zunker, Jr. ($564,085); James H. Graass ($415,642), and Gerald J. Essl ($341,092). In addition, Mr. Powers also received $63,247 under the American Gypsum Company Long Term Compensation Pool, a plan that provides for annual payments for operating executives for long-term operational success.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EAGLE MATERIALS INC.

By:	/s/ Arthur R. Zunker, Jr. Name: Arthur R. Zunker, Jr. Title: Senior Vice President – Finance and Treasurer

Date: April 27, 2006